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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement on Form S-1 of Molecular Circuitry, Inc. of our report dated November 20, 1998, which expresses an unqualified opinion, except for the cumulative statements of operations, cash flows and changes in stockholders' deficit for the period from March 11, 1992 (date of inception) to September 30, 1998 on which no opinion was expressed and includes an explanatory paragraph referring to the Company's development stage and dependence on Keystone to continue to fund its operations, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Financial Data," "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
November 25, 1998